Clever Leaves Reports Third Quarter 2021 Results

- Q3 2021 Revenue Increases to a Record $4.0 Million -

- Gross Profit Increases 22% Year-Over-Year, Gross Margin up 1,000 Basis Points to 62.9% -

- Cultivation Facility Expansion in Portugal Completed Ahead of Schedule and On Budget, Providing Additional Capacity to Support Growing Global Partner Base -

BOCA RATON, FL., November 10, 2021 – Clever Leaves Holdings Inc. (Nasdaq: CLVR, CLVRW) (“Clever Leaves” or the “Company”), a leading multinational operator and licensed producer of pharmaceutical-grade cannabinoids, is reporting financial and operating results for the third quarter ended September 30, 2021. All financial information is provided in US dollars unless otherwise indicated.

Third Quarter 2021 Highlights vs. Same Year-Ago Quarter

•Revenue increased 3% to $4.0 million compared to $3.9 million, driven by continued strength within the non-cannabinoid segment.
•All-in cost per gram of dry flower equivalent remained flat at $0.15, attributed to the sustained ramp of early-stage operations in Portugal.
•Gross profit increased 22% to $2.5 million, reflecting a 62.9% gross margin, a 1,000 basis point increase.
•Net income was $1.0 million compared to a net loss of $(6.1) million.
•Adjusted EBITDA (a non-GAAP financial measure defined and reconciled herein) was $(6.0) million compared to $(3.7) million.

“Our third quarter performance was marked by key operational advancements that have positioned us for continued execution towards our long-term growth strategy,” said Kyle Detwiler, CEO of Clever Leaves. “We maintained year-over-year growth across revenue and gross profit as our U.S. nutraceutical business continues to recover from the lows of the pandemic last year. In our cannabinoid segment, we were pleased with our progress with our early commercial ramp with customers, though we continue to experience variability around the timing and size of our shipments, which can cause our sales activity to fluctuate from quarter to quarter. In Europe, a market of growing global importance, we have continued our progress scaling our Portugal cultivation operations and improving our positioning within several core international markets. As global markets develop, we aim to continue leveraging our production advantages and growing base of international partners to further establish Clever Leaves as a supplier of choice within the global cannabinoid supply chain.

“We have made meaningful progress strengthening our operational foundation and maintaining our production efficiencies. I am proud to announce that we completed construction on our Portugal cultivation facility expansion during the quarter, which provides us with an additional 150,000 square feet of cultivation. This expansion both increases our capacity and offers additional opportunities for enhancing product quality and innovation, including stabilizing and validating new cannabis genetic varietals. The cultivation expansion was completed ahead of the expectations we previously provided, as well as on budget, and we anticipate Portuguese licensing for the cultivation expansion in the next quarter or two. We also believe we remain on track to have our new post-harvest facility in Portugal operational and EU GMP certified by the end of 2022. In Colombia, our EU GMP-certified operations and cost-effective production puts us in a strong position to take advantage of the presidential decree allowing for the commercial production and export of medical cannabis flower, which was signed in late July. We have begun commercial preparations for the export of flower, and we believe the commercial relationships and experience developed in currently selling flower from Portugal will accelerate success with this new opportunity. We remain closely attentive to further legislative and regulatory developments around this approval and look forward to having our Colombian operations complement our already strong Portuguese flower production over time.

“In terms of opening up new avenues for commercialization, we secured a supply partnership with a local healthcare pharmaceutical distributor group in Colombia subsequent to the quarter to provide cannabinoid formulations for the distribution of magistral medications. We are proud to provide locally grown and produced ingredient products to support Colombian patients, and we will work to explore additional opportunities within Colombia’s domestic cannabis market. Following the launch of our Project Change Lives initiative in June, we have already announced U.S. research partnerships with the University of California, Davis and the University of Missouri. Subsequent to the quarter, we also exported a commercial shipment of high-THC cannabis flower from Portugal to the U.S. for use in pharmaceutical development projects, positioning Clever Leaves as one of the first companies ever to commercially ship dried flower from Portugal to the U.S. We are striving to strengthen our legal pathways to the U.S. and use our pharmaceutical grade products to help advance important research, development, and production processes within this market.

“As we look ahead, we remain focused on continuing to expand our distribution footprint across new and emerging markets worldwide and leveraging our strong production efficiencies across Colombia and Portugal. We are grateful for the support of our partners and shareholders as we work to continue delivering on our long-term growth strategy.”

Third Quarter 2021 Financial Results
Revenue in the third quarter of 2021 increased 3% to $4.0 million compared to $3.9 million for the same period in 2020, driven by continued strong performance within the non-cannabinoid segment, which generated strong year-over-year growth as a result of Herbal Brands’ continued recovery from pandemic-related impacts. The increase was partially offset by a decrease in cannabinoid segment revenue compared to the year ago period.

All-in cost per gram of dry flower in the third quarter of 2021 remained flat at $0.15 per gram compared to the same period in 2020. This performance was achieved by continued cost efficiencies in the Company’s Colombian production operations, offset by sustained production costs associated with ramping early-stage operations in Portugal.

Gross profit in the third quarter of 2021 increased 22% to $2.5 million compared to $2.1 million for the same period in 2020. Gross margin in the third quarter of 2021 increased significantly to 62.9% compared to 52.9% for the same period in 2020. The increase was primarily due to Herbal Brands’ aforementioned revenue growth within the non-cannabinoid segment.

Operating expenses in the third quarter of 2021 were $12.2 million compared to $6.8 million for the same period in 2020. The increase was primarily driven by higher share-based compensation expenses, which grew to approximately $3.3 million compared to $0.5 million in the year-ago period, as well as insurance and professional fees related to being a public company.

Net income in the third quarter of 2021 increased significantly to $1.0 million compared to a net loss of $(6.1) million for the same period in 2020. The increase was primarily attributable to gains on re-measurement of warrant liability of $9.1 million, as well as gains on debt extinguishment, in part offset by the aforementioned increase in expenses attributable to higher share-based compensation expenses and the costs associated with operating as a public company.

Adjusted EBITDA in the third quarter of 2021 was $(6.0) million compared to $(3.7) million for the same period in 2020. The decrease was primarily driven by higher public company expenses.

Cash, cash equivalents and restricted cash was $46.2 million at September 30, 2021, compared to $79.5 million at December 31, 2020. The decrease was primarily attributable to continued operating losses and capital investments during the year.

The Company also reduced its total debt by over $7.5 million during the third quarter of 2021.

Revised 2021 Outlook
Due to product, shipment, and supply chain delays, Clever Leaves has revised its revenue outlook and now expects 2021 revenue to be between $14 million and $16 million, compared to its previously stated range of between $17 million and $20 million. As the Company maintains its focus on prudent cost control and continued operational efficiency, Clever Leaves continues to expect full year 2021 gross margin to be approximately 61% and has narrowed its full year adjusted EBITDA forecast from $(24) million to $(26) million to $(24) million to $(25) million. The Company also continues to expect capital expenditures of approximately $10 million for the year.

Conference Call
Clever Leaves will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the third quarter ended September 30, 2021.

Clever Leaves management will host the conference call, followed by a question and answer session.

Conference Call Date: November 10, 2021
Time: 5:00 p.m. Eastern time
Toll-free dial-in number: 1-844-826-3033
International dial-in number: 1-412-317-5185
Conference ID: 10161398

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

A telephonic replay of the conference call will also be available after 8:00 p.m. Eastern time on the same day through November 17, 2021.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10161398

About Clever Leaves Holdings Inc.
Clever Leaves is a multinational cannabis company with an emphasis on ecologically sustainable, large-scale cultivation and pharmaceutical-grade cannabinoid processing as the cornerstones of its global cannabis business. With operations and investments in the United States, Canada, Colombia, Germany and Portugal, Clever Leaves has created an effective distribution network and global footprint, with a foundation built upon capital efficiency and rapid growth. Clever Leaves aims to be one of the industry’s leading global cannabis companies recognized for its principles, people, and performance while fostering a healthier global community. Clever Leaves has received multiple international certifications that have enabled it to increase its export and sales capacity from its Colombian operations, including European Union Good Manufacturing Practices (EU GMP) Certification, a Good Manufacturing Practices (GMP) Certification by Colombia National Food and Drug Surveillance Institute - Invima, and Good Agricultural and Collecting Practices (GACP) Certification. Clever Leaves was granted a license in Portugal from Infarmed – the Portuguese health authority – which allows Clever Leaves to cultivate, import and export dry flower for medicinal and research purposes. In addition, the Portuguese operation was also granted certification of compliance with GACP and IMC-GAP.

Non-GAAP Financial Measures
In this press release, Clever Leaves refers to certain non-GAAP financial measures including Adjusted EBITDA. Adjusted EBITDA does not have a standardized meaning prescribed by GAAP and is therefore unlikely to be comparable to similar measures presented by other companies. Adjusted EBITDA is defined as income/loss from continuing operations before interest, taxes, depreciation, amortization, share-based compensation expense, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, gain/loss on remeasurement of warrant liability, and miscellaneous expenses. Adjusted EBITDA also excludes the impact of certain non-recurring items that are not directly attributable to the underlying operating performance. Clever Leaves considers Adjusted EBITDA to be a meaningful indicator of the performance of its core business. Adjusted EBITDA should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. For a reconciliation of Adjusted EBITDA to the most directly comparable U.S. GAAP measure, see the relevant schedules provided with this press release. We have not reconciled the non-GAAP forward-looking information to their corresponding GAAP measures because the exact amounts for these items are not currently determinable without unreasonable efforts but may be significant.

Forward-Looking Statements
This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “opportunity,” “outlook,” “pipeline,” “plan,” “predict,” “potential,” “projected,” “seek,” “seem,” “should,” “will,” “would” and similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements as well as our outlook for 2021 are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Important factors that may affect actual results or the achievability of the Company’s expectations include, but are not limited to: (i) expectations with respect to future operating and financial performance and growth, including if or when Clever Leaves will become profitable; (ii) Clever Leaves’ ability to execute its business plans and strategy and to receive regulatory approvals; (iii) Clever Leaves’ ability to capitalize on expected market opportunities, including the timing and extent to which cannabis is legalized in various jurisdictions; (iv) global economic and business conditions; (v)

geopolitical events, natural disasters, acts of God and pandemics, including the economic and operational disruptions and other effects of COVID-19 such as the global supply chain crisis, travel restrictions, delays or disruptions to physical shipments (including outright bans on imported products), delays in issuing licenses and permits, delays in hiring necessary personnel to carry out sales, cultivation and other tasks, and financial pressures upon Clever Leaves and its customers; (vi) regulatory developments in key markets for the company's products, including international regulatory agency coordination and increased quality standards imposed by certain health regulatory agencies, and failure to otherwise comply with laws and regulations; (vii) uncertainty with respect to the requirements applicable to certain cannabis products as well as the permissibility of sample shipments, and other risks and uncertainties; (viii) consumer, legislative, and regulatory sentiment or perception regarding Clever Leaves’ products; (ix) lack of regulatory approval and market acceptance of Clever Leaves’ new products; (x) the extent to which Clever Leaves’ is able to monetize its existing THC market quota within Colombia; (xi) demand for Clever Leaves’ products and Clever Leaves’ ability to meet demand for its products and negotiate agreements with existing and new customers; (xii) developing product enhancements and formulations with commercial value and appeal; (xiii) product liability claims exposure; (xiv) lack of a history and experience operating a business on a large scale and across multiple jurisdictions; (xv) limited experience operating as a public company; (xvi) changes in currency exchange rates and interest rates; (xvii) weather and agricultural conditions and their impact on the Company’s cultivation and construction plans, (xviii) Clever Leaves’ ability to hire and retain skilled personnel in the jurisdictions where it operates; (xix) Clever Leaves’ rapid growth, including growth in personnel; (xx) Clever Leaves’ ability to remediate a material weakness in its internal control cover financial reporting and to develop and maintain effective internal and disclosure controls; (xxi) potential litigation; (xxiii) access to additional financing; and (xxiv) completion of our construction initiatives on time and on budget. The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in Clever Leaves’ most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning Clever Leaves and attributable to Clever Leaves or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Clever Leaves expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Clever Leaves Investor Inquiries:
Cody Slach and Jackie Keshner
Gateway Investor Relations
+1-949-574-3860
CLVR@gatewayir.com

Clever Leaves Press Contacts:
McKenna Miller
KCSA Strategic Communications
+1-347-487-6197
mmiller@kcsa.com

Diana Sigüenza
Strategic Communications Director
+57-310-236-8830
diana.siguenza@cleverleaves.com

Clever Leaves Commercial Inquiries:
Andrew Miller
Vice President Sales - EMEA, North America, and Asia-Pacific
+1-416-817-1336
andrew.miller@cleverleaves.com

Project Change Lives Inquiries:
PCLInquiries@cleverleaves.com

CLEVER LEAVES HOLDINGS INC.
Condensed Consolidated Statements of Financial Position
(Amounts in thousands of U.S. Dollars, except share and per share data)

	September 30, 2021 (Unaudited)	December 31, 2020 (Audited)
Assets
Current:
Cash and cash equivalents	$45,762	$79,107
Restricted cash	444	353
Accounts receivable, net	2,160	1,676
Prepaids, advances and other	3,812	3,174
Other receivables	1,843	1,306
Inventories, net	14,062	10,190
Total current assets	68,083	95,806

Investment – Cansativa	1,514	1,553
Property, plant and equipment, net	29,665	25,680
Intangible assets, net	23,307	24,279
Goodwill	18,508	18,508
Other non-current assets	59	52
Total Assets	$141,136	$165,878

Liabilities
Current:
Accounts payable	$2,869	$4,429
Accrued expenses and other current liabilities	2,423	4,865
Convertible note due 2024, current portion	12,909	—
Loans and borrowings, current portion	120	—
Warrant liability	13,671	19,061
Deferred revenue	653	870
Total current liabilities	32,645	29,225
Convertible notes	7,218	27,142
Loans and borrowings	5,859	6,701
Deferred revenue	1,348	1,167
Deferred tax liabilities	5,700	5,700
Other long-term liabilities	695	693
Total Liabilities	$53,465	$70,628

Shareholders’ equity
Additional paid-in capital	178,411	164,264
Accumulated deficit	(90,740)	(69,014)
Total shareholders' equity	87,671	95,250
Total liabilities and shareholders' equity	$141,136	$165,878

CLEVER LEAVES HOLDINGS INC.
Condensed Consolidated Statements of Operations
(Amounts in thousands of U.S. Dollars, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$4,031	$3,917	$11,180	$8,770
Cost of sales	(1,496)	(1,844)	(4,080)	(3,629)
Gross profit	2,535	2,073	7,100	5,141

Expenses
General and administrative	11,070	5,742	30,418	21,126
Sales and marketing	812	508	2,297	2,292
Goodwill impairment	—	—	—	1,682
Depreciation and amortization	337	534	1,440	1,251
Total expenses	12,219	6,784	34,155	26,351

Loss from operations	(9,684)	(4,711)	(27,055)	(21,210)

Other Expense (Income), Net
Interest expense, net	485	1,204	2,383	2,993
Gain on remeasurement of warrant liability	(9,065)	—	(5,390)	—
Loss on investments	—	58	—	318
Gain on debt extinguishment, net	(3,375)	—	(3,375)	—
Loss on fair value of derivative instrument	—	57	—	57
Foreign exchange loss	298	96	1,137	455
Other (income) expenses, net	964	(20)	(123)	28
Total other expense (income), net	(10,693)	1,395	(5,368)	3,851

Gain (loss) before loss from equity investment	$1,009	$(6,106)	$(21,687)	$(25,061)
Equity investment share of loss (gain)	14	2	39	(14)
Net income (loss)	$995	$(6,108)	$(21,726)	$(25,047)
Net loss attributable to non-controlling interest	—	(1,014)	—	(2,662)
Net income (loss) attributable to Clever Leaves Holdings Inc. common shareholders	$995	$(5,094)	$(21,726)	$(22,385)
Net income (loss) per share attributable to Clever Leaves Holdings Inc. common shareholders - basic and diluted	$0.04	$(0.48)	$(0.85)	$(2.65)
Weighted-average common shares outstanding - basic and diluted	25,755,972	10,638,052	25,466,404	8,456,977

CLEVER LEAVES HOLDINGS INC.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands of U.S. Dollars)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash Flow from Operating Activities:
Net loss	$(21,726)	$(25,047)
Adjustments to reconcile to net cash used in operating activities:
Depreciation and amortization	1,815	1,251
Debt issuance amortization	325	426
Gain on remeasurement of warrant liability	(5,390)	—
Foreign exchange loss	1,137	455
Stock-based compensation expense	8,137	1,202
Goodwill impairment	—	1,682
Loss on investment	—	318
Loss (gain) on equity method investment	39	(14)
Gain on debt extinguishment, net	(3,375)	—
Loss on derivative instrument	—	57
Other non-cash expense, net	394	1,899
Changes in operating assets and liabilities:
Accounts receivable	(484)	(796)
Prepaid expenses	(638)	2,688
Other receivables	(544)	(156)
Inventory	(2,951)	(3,098)
Accounts payable and other current liabilities	(5,110)	1,173
Accrued and other non-current liabilities	176	(319)
Net Cash used in operating activities	$(28,195)	$(18,279)

Cash Flow from Investing Activities:
Purchase of property, plant and equipment	(5,948)	(3,286)
Net cash used in investing activities	$(5,948)	$(3,286)

Cash Flow from Financing Activities:
Proceeds from issuance of long-term debt	25,000	4,162
Repayment of debt	(26,363)	(481)
Other borrowings	1,826	992
Proceeds from issuance of shares, net of issuance costs	—	18,021
Purchase and cancellation of shares	—	(6,250)
Proceeds from exercise of warrants	1,410	—
Deferred debt issuance costs	(932)	(1,812)
Stock option exercise	10	—
Net cash provided by financing activities	$951	$14,632
Effect of exchange rate changes on cash, cash equivalents & restricted cash	(62)	(29)
(Decrease) in cash, cash equivalents & restricted cash	$(33,254)	$(6,962)
Cash, cash equivalents & restricted cash, beginning of period	79,460	13,198
Cash, cash equivalents & restricted cash, end of period	$46,206	$6,236

CLEVER LEAVES HOLDINGS INC.
Adjusted EBITDA Reconciliation (Non-GAAP Measure)
(Amounts in thousands of U.S. Dollars)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Gain (loss) before loss from equity investment	$1,009	$(6,106)	$(21,687)	$(25,061)
Gain on remeasurement of warrant liability	(9,065)	—	(5,390)	—
Loss before Income Taxes (Excl. Gain on remeasurement of warrant liability)	$(8,056)	$(6,106)	$(27,077)	$(25,061)
Share-based compensation	3,264	489	8,137	1,202
Goodwill impairment	—	—	—	1,682
Depreciation & amortization	435	534	1,815	1,251
Interest expense, net	485	1,204	2,383	2,993
Loss on investments / equity investments share of loss	—	58	—	318
Foreign exchange loss	298	96	1,137	455
Loss on fair value of derivative instrument	—	57	—	57
Gain on debt extinguishment, net	(3,375)	—	(3,375)	—
Other(income) expenses, net	964	(20)	(123)	28
Adjusted EBITDA (Non-GAAP Measure)	$(5,985)	$(3,688)	$(17,103)	$(17,075)